EXHIBIT 10.26
RETENTION BONUS AGREEMENT
BETWEEN ONTRAK, INC. AND [____]
You, [____], are employed by Ontrak, Inc. (“Ontrak”). Ontrak, and all of its operating divisions, subsidiaries and affiliates, predecessors, successors, joint venture partners and insurers, shall be referenced collectively herein as “Ontrak”; and
Ontrak has determined that you are an essential member of its team and wishes to provide a cash incentive for you to remain employed with Ontrak for at least one year following your execution of this Retention Bonus Agreement (“Agreement”) (the first anniversary of the date you execute this Agreement is the “Retention Date”); and
You want to remain employed by Ontrak until at least the Retention Date and are willing to agree to the covenants contained herein in return for receiving the incentives offered by Ontrak; and
In consideration of the promises and mutual agreements, covenants, and provisions contained in this Agreement, you and Ontrak (collectively, “the parties”) agree to the following:
1.    Retention Bonus. Subject to the conditions contained herein, Ontrak shall provide you with an equity compensation grant and a lump sum payment of $[____], less applicable taxes and withholding (the “Retention Bonus”), within three (3) days after you execute this Agreement, and agree to remain employed with Ontrak until the Retention Date. The equity grant has been approved by the Ontrak Board of Directors and the equity grant agreement (whose terms shall govern the equity grant) is forthcoming in the coming days. If you remain employed by Ontrak through the Retention Date then the Retention Bonus will be paid to you on the next regularly scheduled payday after the Retention Date. The Retention Bonus shall be paid as W-2 wages and shall be in addition to any other compensation to which you would have been entitled in the absence of signing this Agreement. You shall be responsible for any taxes on the Retention Bonus.
2.    Qualification. You must be actively employed by Ontrak until the Retention Date in order to be entitled to the Retention Bonus. You shall not be entitled to receive the Retention Bonus under any of the following circumstances:
a)    At any point prior to the Retention Date, you voluntarily terminate your employment with Ontrak; or
b)    At any point prior to the Retention Date, (1) you fail as determined by Ontrak to maintain an effective or better performance level, (2) you are terminated involuntarily by Ontrak as a result of its assessment of your performance, (3) you are terminated involuntarily by Ontrak as a result of its assessment of your conduct, or (4) you and Ontrak terminate your employment by mutual agreement; or
c)    You breach any of your confidentiality obligations as set forth in Paragraph 3 of this Agreement.
3.    Confidentiality of Agreement.

a)    Subject to applicable laws, you agree to forever maintain the confidentiality of the Retention Bonus and agree not to disclose to any other employee of Ontrak, or any other individual, with the exception of your immediate supervisor or your Human Resources Manager, any of the following:
i)    the existence of this Agreement or that you have signed, or been asked to sign, this Agreement, or
ii)    the substance of this Agreement including that Ontrak is offering and/or paying you a Retention Bonus
(collectively, “Confidential Agreement Information”). You understand and agree that this is a material provision of this Agreement. However, it will not be a breach of this Agreement for you to reveal Confidential Agreement Information if required or permitted to do so by law or if Ontrak publicly discloses the Confidential Agreement Information. Nor will it be a breach of this Agreement for you to reveal Confidential Agreement Information to your attorney, accountant or tax planner, spouse or domestic partner, provided you first obtain their agreement not to disclose the Confidential Agreement Information.
b)    You agree and understand that the failure to maintain the confidentiality of the Retention Bonus will result in corrective action, forfeiture of the Retention Bonus (whether paid or unpaid) and equity grant and recoupment of the Retention Bonus and equity grant. In the event you breach your confidentiality obligations, you specifically understand that Ontrak has the right to pursue its legal rights to be re- paid for any such monies it has already paid to you under this Agreement. Furthermore, you agree and understand that the disclosure of Confidential Agreement Information by your attorney, accountant or tax planner, spouse or domestic partner at any time after this Agreement is presented to you will result in forfeiture/recoupment of the Retention Bonus (whether paid or unpaid) and equity grant.
4.    No Change to Employment At-Will Status. Nothing in this Agreement changes your status as an employee at-will. This Agreement does not affect Ontrak’s right to terminate your employment without prior notice at any time for any or no reason. However, if you are not disqualified to receive the Retention Bonus pursuant to Paragraph 2, but your employment is terminated by Ontrak for reasons unrelated to your performance or conduct prior to the date of payment of the Retention Bonus, you shall nevertheless be entitled to receive the Retention Bonus.
5.    No Waiver of Rights. Should you breach a term or condition of this Agreement, any waiver by Ontrak of such breach shall not constitute a waiver of any subsequent breach or a waiver of the term or condition itself.
6.    Right to Recoupment. If you fail to fulfill your obligations under this Agreement, you agree that Ontrak will be entitled to recover the equity grant and Retention Bonus (or any portion thereof) that has been paid to you under this Agreement.
7.    Agreement to Arbitrate. You understand and agree that any disputes which may arise regarding the interpretation or application of this Agreement, or that in any way relate to your employment relationship with Ontrak will be resolved through a process of binding arbitration, except claims for temporary, preliminary, or interim injunctive relief arising in the period before an arbitrator is selected, including temporary restraining orders or preliminary injunctions, based, for example, on restrictive covenants and/or trade secrets.

The arbitrator will be chosen from among a panel submitted by the American Arbitration Association (“AAA”). Either you or Ontrak may choose to be represented by a lawyer in the arbitration, but each party is responsible for paying its attorneys’ fees and associated costs unless otherwise awarded by the arbitrator as permitted by law. Any issue about whether a claim, controversy, or dispute is subject to arbitration, or about how the terms and conditions of this Agreement should be interpreted or whether they are binding on the parties, will be decided by the Arbitrator. Any dispute can only be arbitrated on an individual basis. No dispute between you and Ontrak may be consolidated or joined with a dispute between any other employee and Ontrak, and neither you nor any other individual employee can bring his or her dispute on behalf of other employees as a class or collective action. The arbitrator’s fee will be divided equally between or among the parties, and each party shall be responsible for its own costs. This Agreement does not affect your right to file a charge with, make a complaint to, participate in a charge made to, or bring any matter to the attention of a federal, state, or local agency or administrative body; however, you can only seek monetary relief for a covered dispute through the Agreement.
8.    Governing Law and Venue. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the law of the State of Nevada (without reference to the principles of conflict of laws thereof), except to the extent preempted by federal or separate state law, which shall govern to that extent. Any arbitration or court proceeding shall occur in Henderson, Nevada.
9.    Severability. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. It is understood and agreed to the extent that any provision of this Agreement or portion thereof is found to be null and void as a matter of law, the remainder of this Agreement shall remain in full force and effect.
10.    Entire Agreement. This Agreement represents the entire agreement between you and Ontrak and supersedes all prior agreements and understandings, written or oral, between the parties regarding this retention incentive. The parties represent and acknowledge that in executing this Agreement, they have not relied upon any representations or statements not set forth herein. This Agreement may not be changed except by a written instrument signed by you and an authorized representative of Ontrak.
11.    Taxes; Going Concern. All payments made to you will be subject to tax withholding in amounts determined by Ontrak and you shall be solely responsible for any taxes imposed on you as a result of this Agreement. This Agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Internal Revenue Code Section 409A (“409A”) and will be interpreted and administered in accordance with such intention. To the extent that payment of any portion (or all) of the Retention Bonus could jeopardize Ontrak’s ability to be a going concern (within the meaning of 409A) then the payment of such amount shall be delayed and shall instead only be paid if and when such payment will not jeopardize Ontrak’s going concern status.

ONTRAK, INC.
Dated:	By: Name: Title:

[____]
Dated:	By: Name: Title:

Schedule to Exhibit 10.26

The officers of Ontrak, Inc. (the “Company”) identified in the table below are each a party to a Retention Bonus Agreement with the Company dated as of the respective date identified in the table below, each of which is substantially identical in all material respects to the Form of Retention Bonus Agreement (the “Agreement”) to which this Schedule is attached, other than the amount of the Retention Bonus (as defined in the Agreement). The table below identifies the amount of the Retention Bonus for each officer.

Officer	Retention Bonus	Date
Brandon LaVerne	$91,900.00	May 6, 2022
Mary Louise Osborne	$61,300.00	April 18, 2022
James Park	$48,200.00	April 20, 2022
Arik Hill	$56,900.00	April 19, 2022
Judith Feld	$36,500.00	April 18, 2022